SERVICE AGREEMENT


     This Agreement made as of the 30th day of July, 1984 by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential"), a New Jersey Corporation, and THE PRUDENTIAL ASSET MANAGEMENT COMPANY, INC. ("Company"), a New Jersey corporation.

                                   WITNESSETH:

     WHEREAS, on July 30, 1984 Company became a wholly-owned subsidiary of The Prudential Insurance Company of America; and

     WHEREAS, concurrently with the said acquisition of Company, certain employees of Prudential who were performing professional and administrative services (a) with respect to Group Pension Contracts, Funding Agreements and Annuity Contracts issued by Prudential from time to time to institutional clients and (b) pursuant to other contracts issued by Prudential from time to time to institutional clients whereunder Prudential agreed only to provide certain such services (all such contracts and agreements being hereinafter referred to as "Prudential Contracts") were transferred to Company; and

     WHEREAS, Company and Prudential agreed that the said employees should continue to provide the said services to Prudential and, in fact, the said services have been provided; and

     WHEREAS, Company and Prudential desire that their understandings with respect to the said services be memorialized: and

     WHEREAS, Prudential may request from time to time that Company provide other services with respect to Prudential Contracts and Company may agree to provide such services;

     NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties recited below, the parties hereby agree as follows:

     1. Subject to Prudential's requirements from time to time, Company agrees to furnish to Prudential hereunder such professional and administrative services with respect to Prudential Contracts as were being performed prior to July 30, 1984 by Prudential employees who were transferred to Company on said date.

     2. Company agrees to furnish to Prudential hereunder such other services with respect to Prudential Contracts as Prudential may require from time to time and as Company is able to perform.

     3. All services provided by Company hereunder shall be in conformity with applicable federal and state statutes and with rules and regulations thereunder. Without limiting the generality of this undertaking,

          a) Company agrees that with respect to all registered investment companies established as funding mediums for Prudential Contracts
               (1) it will maintain and keep current all records required by

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               Rule 31a-1 under Section 31 of the Investment Company Act of 1940
               (the "Act"); (2) it will preserve records in accordance with the requirements of Rule 31a-2 under Section 31,of the Act; and (3) all records required to be so maintained and preserved are the property of the registered investment company and will be surrendered promptly on request; and

          b) Company agrees that all books and records of Prudential maintained by Company hereunder (1) will be prepared and maintained in conformity with the requirements of Section 17a of the Securities Act of 1934 and with the requirements of such other provisions of the federal securities laws as Prudential may advise Company are applicable to its business as well as with rules and regulations thereunder; (2) will be the property of Prudential and will be surrendered promptly on request of Prudential; and (3) may be examined at any time or from time to time during business hours by representatives or designees of the Securities and Exchange Commission, who will be promptly furnished with true, correct, complete and current hard copy of any or all or any part thereof.

     4. Prudential shall reimburse Company for costs and expenses incurred by Company in furnishing services hereunder, such costs and expenses to be determined in accordance with general accounting practices and cost allocation procedures implemented from time to time by Company. Bills shall be rendered by Company at least quarterly and shall be paid by Prudential within thirty (30) days after receipt thereof.

     5. This Agreement may be terminated by either party at any time upon not less than fifteen (15) days prior written notice to the other party.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

THE PRUDENTIAL INSURANCE COMPANY     THE PRUDENTIAL ASSET MANAGEMENT
     OF AMERICA                         COMPANY, INC.


By /s/ Garnett L. Keith                 By /s/ Robert E. Riley
  -------------------------             -----------------------
     By Vice Chairman                        President





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RESOLVED, that subject to the approval of the Commissioner of Insurance of the
State of New Jersey and to such conditions as said Commissioner may impose, the Company hereby establishes, pursuant to Section 17B:28-7 of the Revised Statutes of New Jersey, a separate account, to be suitably designated, for contracts under which values or payments, or a portion thereof, vary to reflect the investment results of said account, and for other investment accounts managed by Prudential that may participate in said account, which is to be invested primarily in common stocks, and it is further

RESOLVED, that the use of said account shall be limited to providing a funding medium for such variable contracts issued and administered by the Company as the Company shall elect to designate as participating therein, and in furtherance thereof such account shall:

(a) receive, hold, invest, and reinvest only the amounts arising from (i) contributions made pursuant to such variable contracts, (ii) such assets of the Company as it shall deem prudent and appropriate to have invested in the same manner as the assets applicable to its reserve liability under such variable contracts, and (iii) the dividends, interest and gains produced by the foregoing;

(b) to the extent required by the Investment Company Act of 1940, register under such Act and make application for exemption from such of the provisions thereof as may appear to be necessary or desirable;

(c) to the extent required by the Securities Act of 1933, file one or more registration statements thereunder, including any documents required as a part thereof;

(d)  provide for investment management services;

(e) provide for the sale of variable contracts issued and administered by the Company to the extent they include participating interests in said account;

(f) select an independent public accountant to audit the books and records of said account; and

(g) perform such further functions as may be required to comply with the Investment Company Act of 1940 or as may from time to time be authorized by further resolution of this Board; and it is further

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RESOLVED, that the said account, as authorized by Section 17B:28-9(b) (ii) of the Revised Statutes of New Jersey, shall be managed by a Committee consisting of not less than three nor more than nine persons ("Committee"); and it is further

RESOLVED, that the Committee shall initially be composed of five members to be selected by the Chairman of the Board and Chief Executive Officer, the President or the Vice Chairman, each of which members shall serve until the first annual meeting of persons having voting rights in respect of said account or until his successor shall qualify, and that thereafter the members of the Committee shall be elected by a majority of the votes cast by such persons having voting rights in respect of said account; and it is further

RESOLVED, that the proper officers of the Company are authorized and directed to take whatever steps may be necessary or desirable to comply with State statutes or regulations to the extent they may be applicable to variable contracts issued by the Company pursuant to which contributions may be made to said account; and it is further

RESOLVED, that the proper officers of the Company be and they hereby are from time to time authorized, empowered and directed to do all acts and things from time to time necessary, desirable or appropriate to be done in order to effectuate the purposes of the foregoing resolutions or any of them.


                                                        APPROVED BY
                                                     BOARD OF DIRECTORS
                                                        JAN 12 1982


                                               /s/ Isabelle L. Kirchner
                                               ---------------------------------
                                                         SECRETARY
                                                   ISABELLE L. KIRCHNER